SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [x]

Check the appropriate box:
[  ]  Preliminary Proxy Statement
[  ]        Confidential, for Use of the Commission Only (as permitted by Rule
            14a-6(e)(2)
[  ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[x]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Western Resources, Inc.

               (Name of Registrant as Specified In Its Charter)

                             ADT Investments, Inc.

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]   No fee required.
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:

[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:

The following is a letter prepared by ADT Investments, Inc. to be mailed to shareholders of Western Resources, Inc. later today, June 6, 1997:


                   [LETTERHEAD OF ADT INVESTMENTS, INC.]


June 5, 1997


Dear Fellow Western Shareholder,

Earlier this week, the Securities and Exchange Commission declared effective ADT Limited's registration statement for its proposed transaction with TYCO International Ltd.

The ADT/TYCO transaction will provide ADT shareholders, including Western, with approximately $30 of value per ADT share (at current market prices) -- far surpassing the value of Western's proposal to acquire ADT at $22.50 per share.

Under the circumstances, we had expected Western's board and management to recognize the superior value of the ADT/TYCO transaction and give it their support. In that case, Western could realize the value of its investment in ADT - - currently in excess of $1 billion - - to reduce debt and increase your dividend, while preparing for the business risks presented by Western's proposed merger with Kansas City Power & Light.

At current dividend levels (before the proposed KCPL merger), the amount of profit from the sale of ADT shares would pay your dividend for four years.

Instead, Western is stubbornly pursuing costly litigation and ill-favored solicitations of tenders from ADT shareholders. This is occurring entirely at your expense.

C A U T I O N

In required filings with the Securities and Exchange Commission, Western has described a number of significant risks that could result from Western management's acquisition spree.

These risks include: the uncertainty of Western's ability to continue its past practice with respect to the payment of dividends; the potentially dilutive effects of certain acquisition "opportunities" on Western's financial strength and debt rating; and finally, the continuing uncertainty of deregulation in the electric utility industry.

WHO'S GOING TO PAY FOR WESTERN'S ACQUISITION SPREE?

You will.

Each and every time Western agrees to issue stock or pay cash for an acquisition, the potential value of your Western common stock is affected.

In addition, you may pay for Western management's failures. For example, for the past three months, you've been paying for Western's ill-fated attempts to block the superior ADT/TYCO transaction. These attempts threaten the value of Western's investment in ADT.

WHAT'S NEXT?

Western Resources and ADT have had settlement discussions. ADT remains willing to conclude these discussions. Western Resources seems to prefer to pursue its own costly agenda for your company.

We view this behavior as irresponsible and potentially harmful to you. Therefore, we strongly urge you to make your views known to Western's board and management team.

REALIZE YOUR PROFIT NOW.

You can call Western Resources at (913) 575 6300 and urge management to realize the value of the ADT/TYCO transaction for you by supporting the ADT/TYCO transaction today.

You also can ask Western's management for a pledge to maintain your current dividend and refrain from pursuing acquisitions which could undermine Western's ability to honor the commitments it makes to you.

We appreciate the opportunity to communicate with you on matters affecting the value of your investment in Western.

We shall endeavor to keep you informed.

Yours sincerely,



ADT Investments, Inc.




ADT Investments, Inc. (the "Company") may solicit proxies against, or revocation of proxies previously given in support of, proposals of Western Resources, Inc. ("Western") to be considered at a special general meeting of Western shareholders to be held to approve the issuance of the Western common stock contemplated by Western's offer for the outstanding shares of ADT Limited, the ultimate parent of the Company. The participants in this solicitation may include the Company and the following directors, executive officers or employees of the Company or affiliates of the Company: J. William Grant, Angela Entwistle. The Company beneficially owns 100 shares of Western common stock. Other than as set forth herein, neither the Company nor any of its directors, executive officers or employees who may solicit proxies, has any security interest in Western.